Exhibit 99.B(d)(16)

[Robeco Letterhead]

December    , 2012

Salvatore Faia

President

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, DE 19809

Re:          Robeco Investment Funds

Dear Mr. Faia:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby and effective as of the date noted above, Robeco Investment Management, Inc. (“Robeco”) agrees that in order to maintain the established expense ratios of the Robeco Investment Funds, which is comprised of the: Robeco Boston Partners Small Cap Value Fund II, Robeco Boston Partners All Cap Value Fund, Robeco Boston Partners Long/Short Equity Fund, Robeco Boston Partners Long/Short Research Fund, WPG Small/Micro Cap Value Fund, Robeco Boston Partners Global Equity Fund and Robeco Boston Partners Global International Equity Fund (each a “Fund” and collectively the “Funds”), of The RBB Fund, Inc. (the “Company”), Robeco shall, until further notice, but in no event terminating before December 31, 2013, waive all or a portion of its investment advisory fees and/or reimburse expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) exceeds a total operating expense ratio (other than acquired fund fees and expenses, short sale dividend expenses, brokerage commissions, extraordinary items, interest, taxes and any other items as agreed upon by both parties from time to time) of:

•                  1.30% and 1.55% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Small Cap Value Fund II.

•                  0.70% and 0.95% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners All Cap Value Fund.

•                  2.50% and 2.75% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Long/Short Equity Fund.

•                  2.25% and 2.50% of the average daily net assets of the Institutional Class and Investor Class, respectively, of the Boston Partners Long/Short Research Fund.

•                  1.70% of the average daily net assets of the Institutional Class of the Robeco WPG Small/Micro Cap Value Fund.

•                  1.30% and 1.55% of the average daily net assets attributable to the Institutional Class shares and Investor Class shares, respectively, of the Robeco Boston Partners Global Equity Fund; and

•                  1.30% and 1.55% of the average daily net assets attributable to the Institutional Class shares and Investor Class shares, respectively, of the Robeco Boston Partners International Equity Fund.

The Adviser acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2) it shall not be entitled to collect on or make a claim for reimbursed Fund expenses at any time in the future, except with respect to the Robeco Boston Partners Long/Short Research Fund, Robeco Boston Partners Global Equity Fund and Robeco Boston Partners Global International Equity Fund only. If at any time during the first three years in which an Advisory Agreement between the Company, on behalf of the Robeco Boston Partners Long/Short Research Fund, Robeco Boston Partners Global Equity Fund or Robeco Boston Partners Global International Equity Fund and Robeco is still in effect, the total annual fund operating expenses of the Robeco Boston Partners Long/Short Research Fund, Robeco Boston Partners Global Equity Fund and Robeco Boston Partners Global International Equity Fund for that year are less than 2.50%, 1.55% or 1.55%, respectively, of the average daily net assets attributable to that Fund’s Investor Class shares or less than 2.25%, 1.30% or 1.30%, respectively, of the average daily net assets attributable to that Fund’s Institutional Class shares, Robeco shall be entitled to reimbursement by the Robeco Boston Partners Long/Short Research Fund, Robeco Boston Partners Global Equity Fund or Robeco Boston Partners Global International Equity Fund, in whole or in part as provided below, of the investment advisory fees waived or reduced and other payments remitted by Robeco to the Fund pursuant to this Agreement during such three year period. The total amount of reimbursement to which Robeco may be entitled (the “Reimbursement Amount”) shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by Robeco and all other payments remitted by Robeco to the Robeco Boston Partners Long/Short Research Fund, Robeco Boston Partners Global Equity Fund and Robeco Boston Partners Global International Equity Fund, pursuant to this Agreement, less any reimbursement previously paid by the Fund to Robeco, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

ROBECO INVESTMENT MANAGEMENT, INC.

By:
	Name:	William G. Butterly, III
	Title:	Chief Operation Officer
Senior Managing Director

Your signature below acknowledges
acceptance of this Agreement:

By:
Salvatore Faia
President
The RBB Fund, Inc.